Exhibit 99.1

DRS Technologies Reports Record Second Quarter and Six-Month Results

   PARSIPPANY, N.J.--(BUSINESS WIRE)--Nov. 7, 2003--

  Quarter's Revenues, Operating Income and Net Earnings Advance 28%,
     27% and 23%, Respectively; Bookings and Backlog at New Highs

   DRS Technologies, Inc. (NYSE: DRS) today reported record financial results for the second quarter and first six months of fiscal 2004. Results for both periods included significant gains in revenues, operating income and net earnings. Second quarter record new orders for products and services increased funded backlog at the end of the period to the highest level in the company's history.

   Fiscal 2004 Second Quarter Results

   For the second quarter ended September 30, 2003, revenues were $206.2 million, a 28 percent increase over revenues of $161.2 million for last year's second quarter. Record revenues for the fiscal 2004 three-month period were attributable to solid organic growth and acquisitions completed in fiscal 2003.
   Operating income of $21.2 million was 27 percent higher than the $16.7 million reported for the same quarter of fiscal 2003. Fiscal 2004 second quarter record operating income was attributable to the higher overall sales volume. Operating income as a percentage of sales was 10.3 percent.
   Net earnings before interest, taxes, depreciation and amortization (EBITDA) were $26.4 million for the second quarter, 27 percent higher than EBITDA of $20.9 million reported for the comparable period a year earlier.
   Net earnings for the three-month period were 23 percent higher than a year ago at $9.4 million, or $0.41 per diluted share, on 23.0 million diluted shares outstanding. Second quarter net earnings last year were $7.7 million, or $0.44 per diluted share, on 17.6 million diluted shares outstanding.
   Free cash flow (cash flow from operations less capital expenditures) for the second quarter was strong at $19.2 million.
   "DRS's fiscal 2004 second quarter operating results were excellent," said Mark S. Newman, chairman, president and chief executive officer of DRS Technologies. "The company achieved new records for the period in sales and profitability, and robust new order flow produced record backlog, positioning the company for a strong second half."

   New Contract Awards and Backlog

   DRS secured a second quarter record of $220.5 million in new orders for products and services during the period, reflecting an increase of 69 percent above $130.6 million in bookings for the comparable prior-year period. For the first half of fiscal 2004, the company was awarded $413.9 million in new contracts, 53 percent higher than the same six-month period in the previous year. Funded backlog at September 30, 2003 climbed to $899.8 million, 38 percent above backlog of $651.5 million at the end of the second quarter of fiscal 2003.

   New contract awards during the second quarter included:

   -- $46 million in awards for computers and peripheral equipment supporting battlefield digitization efforts for U.S. Army, international military and U.S. intelligence operations. The largest contract was associated with the United Kingdom's BOWMAN program;

   -- $45 million in new orders for infrared sighting and targeting systems supporting the U.S. Army and U.S. Navy. The most significant bookings related to the Mast Mounted Sight, Javelin Anti-Tank Weapon System and Improved Bradley
        Acquisition Subsystem programs;

   -- $43 million in funding for power generation, distribution, motor control and propulsion systems primarily for U.S. Navy surface ships and submarines, including significant orders supporting the Navy's next generation DD(X) destroyer, and ship control systems and nuclear products for Navy ships, carriers and submarines;

   -- $26 million in contracts for infrared sensors and advanced electro-optical technology development supporting weapons, remote surveillance, soldier systems and electronic countermeasures;

   -- $23 million in new orders to provide engineering and manufacturing services for combat display systems associated with the U.S. Navy's AN/UYQ-70 Advanced Display Systems program supporting ships, aircraft and submarines; and

   -- $22 million in new contracts for communications systems, high-speed digital imaging systems, avionics and mission recording systems for U.S. and international military, scientific and industrial applications.

   Balance Sheet Highlights

   At September 30, 2003, the company had $102.7 million in cash and cash equivalents. Total debt on September 30, 2003 was $223.3 million, slightly lower than total debt of $225.1 million at the end of fiscal 2003.

   Segment Results

   DRS's Electronic Systems Group reported substantial increases in all major metrics for the second quarter of fiscal 2004. Sales of $108.5 million were up 57 percent from a year ago, and operating income of $10.8 million improved by 154 percent over operating income of $4.3 million for the same prior-year period. The increases were due primarily to the company's power systems businesses and the addition of programs associated with its November 2002 acquisition of a tactical computer systems business, coupled with improved program performance at the group's United Kingdom DRS Tactical Systems unit, which posted an operating loss for the same period last year. The group's 10.0 percent operating margin was a 61 percent improvement over the 6.2 percent operating margin reported for the second quarter in the prior year. Bookings of $122.8 million were 77 percent higher than last year and contributed to record funded backlog of approximately $461.3 million at September 30, 2003, 98 percent above backlog at the same time last year.
   DRS's Electro-Optical Systems Group generated revenues of $74.6 million for the second quarter, 10 percent higher than sales of $68.0 million in the prior year. Revenues were led by ground-based and airborne electro-optical sighting system product lines. Operating income of $8.2 million reflected a healthy 11.0 percent operating margin. Last year's exceptionally strong second quarter operating margin of 14.6 percent was the result of a favorable contract mix. The group's fiscal 2004 second quarter operating margins were positively influenced by the completion in fiscal 2003 of the transfer and integration of certain ground vehicle and airborne sighting system programs with existing company facilities, resulting in decreased costs. A 108 percent increase in new orders totaling $73.7 million contributed to funded backlog of $308.5 million at the end of the period, 7 percent higher than the same time last year.
   The company's Flight Safety and Communications Group reported
$23.1 million in revenues and $2.2 million in operating income, reflecting a 9.4 percent operating margin for the second quarter of fiscal 2004, compared with $24.2 million in sales and $2.7 million in operating income for the same quarter a year ago. The slight decline in sales, due primarily to reduced volume in commercial satellite component contract manufacturing services and decreases in surface ship surveillance systems, was partially offset by stronger sales in secure communications, international radar and domestic digital imaging products. Slightly lower operating income was due to the decreased revenues in commercial contract manufacturing services. Bookings of $24.0 million contributed to funded backlog of $130.0 million at the end of the quarter, essentially the same as last year.

   Fiscal 2004 Six-Month Results

   For the first six months of fiscal 2004, DRS posted record revenues of $373.4 million, 28 percent above revenues of $292.4 million for the same period last year. Higher sales for the six-month period were primarily attributable to the company's power systems and tactical systems businesses, combined with increased shipments in the company's electro-optical systems segment.
   Operating income was a first-half record at $37.6 million, a 28 percent increase above the $29.4 million reported for the same period a year earlier. Six-month operating income as a percentage of sales was 10.1 percent, the same as the comparable period a year ago. Record operating income during the first half of fiscal 2004 was primarily the result of significantly higher sales in the company's electronic systems segment.
   For the first six months of the fiscal year, the company posted record EBITDA of $47.6 million, 32 percent higher than the $35.9 million reported for the first half of the prior year.
   Record net earnings for the first six months of fiscal 2004 were up 28 percent to $16.7 million, or $0.73 per diluted share, on 23.0 million diluted shares outstanding. Net earnings for the six-month period a year earlier were $13.1 million, or $0.74 per diluted share, on 17.6 million diluted shares outstanding. The 30 percent increase in diluted shares outstanding for the first six months of fiscal 2004 was principally due to the equity offering completed by the company in the third quarter of fiscal 2003.
   Free cash flow for the first half of fiscal 2004 was approximately $15.2 million.
   "DRS reported very strong results for the six-month period," said Mr. Newman. "For the remainder of the fiscal year, we are well positioned to continue the solid performance achieved in the first half and turn in another record year."

   Acquisition

   On November 4, 2003, the company acquired all of the outstanding stock of Integrated Defense Technologies, Inc. (formerly NYSE: IDE). In the transaction, each share of Integrated Defense Technologies, Inc. (IDT) common stock was converted into the right to receive a combination of $12.25 in cash and 0.2027 of a share of DRS common stock, or $17.29 per IDT share based on the closing price of DRS's common stock on November 3, 2003.
   The cash portion of the acquisition, together with $175 million of IDT's net debt that was refinanced, aggregated approximately $436 million at closing. Total consideration for the acquisition, including the value of approximately 4.3 million shares of DRS common stock issued, was approximately $543 million before transaction expenses.
   The purchase was financed by utilizing existing excess cash on hand, bank borrowings in the form of a $236 million amended and restated credit facility, and the issuance of 6.875 percent senior subordinated notes due 2013 in an aggregate principal amount of $350 million. The company said IDT will be immediately accretive to earnings and cash flow.
   Mr. Newman commented, "During the first six months of fiscal 2004, we continued to make progress toward our long-term goals for growth, and this week, we announced the completion of our acquisition of Integrated Defense Technologies. The addition of IDT is a milestone achievement in the implementation of our business strategy, extensively diversifying our product base and expanding our customer relationships. This transaction has enhanced our content on key U.S. Army and Navy weapons programs, contributed a significant new base of U.S. Air Force programs and greatly expanded DRS's intelligence agency business, creating a formidable, defense electronics industry competitor. We look forward to integrating this new operation with DRS and to building stockholder value by fully leveraging the strengths and synergies this combination offers."

   Fiscal 2004 and Third Quarter Guidance

   The company provided guidance for the third quarter of fiscal
2004, indicating it expects revenues to increase by approximately 55 percent above last year's third quarter to range between $255 million and $265 million. The new company guidance pointed to the continuance of a healthy operating margin, with diluted earnings per share of $0.40 to $0.42 anticipated on approximately 25.7 million weighted average diluted shares outstanding, compared with 18.2 million diluted shares in last year's third quarter.
   For the fiscal year ending March 31, 2004, the company firmed up its earlier guidance, which was based on a closing date assumption of September 30, 2003 for its acquisition of Integrated Defense Technologies. With the completion of the transaction this week, the company's guidance for fiscal 2004 reflects revenues between $940 million and $965 million, an increase of approximately 43 percent over prior-year sales, and includes organic revenue growth of 5 to 7 percent. The company anticipates an operating margin of 10 percent or greater, and diluted earnings per share between $1.68 and $1.71 on approximately 24.7 million weighted average diluted shares outstanding. The company said it expects to generate $28 million to $38 million in free cash flow for the current fiscal year.

   Outlook

   "Our outlook for the second half of fiscal 2004 remains very positive, having reported two strong quarters," Mr. Newman concluded. "With the addition of IDT to our solid core operations and an increased defense budget, we anticipate greater momentum over the next half. Long term, we have full confidence that we can play an increasingly greater role in the key interests of the defense community."

   DRS Technologies, headquartered in Parsippany, New Jersey, provides leading edge products and services to defense, government intelligence and commercial customers. Focused on defense technology, DRS develops and manufactures a broad range of mission critical systems. The company employs 5,700 people worldwide.
   For more information about DRS Technologies, please visit the company's web site at www.drs.com.

   SAFE HARBOR: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to the Company's expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company's products and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward-looking statements. The Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

   Note to Investors:

   DRS Technologies will host a conference call, which will be simultaneously broadcast live over the Internet. Mark S. Newman, chairman, president and chief executive officer, Richard A. Schneider, executive vice president and chief financial officer, and Patricia M. Williamson, vice president, corporate communications/investor relations, will host the call, which is scheduled for today, Friday, November 7, 2003, at 9:30 a.m. EST. Listeners can access the call live and archived by visiting DRS's web site at http://www.shareholder.com/drs or at CCBN's institutional investor site at http://www.streetevents.com or individual investor center at http://www.companyboardroom.com. Please allow 15 minutes prior to the call to visit one of these sites and download and install any necessary audio software.

                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
       CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                 (Millions Except Earnings per Share)

                                                   Three Months Ended
                                                      September 30,
                                                   -------------------
                                                   2003(1)     2002(2)
                                                   -------     -------
Revenues                                       $     206.2  $   161.2
Operating Income                               $      21.2  $    16.7
Interest and Related Expenses                  $       4.1  $     2.5
Earnings before Income Taxes                   $      16.9  $    14.2
Income Tax Expense                             $       7.4  $     6.5
Net Earnings                                   $       9.4  $     7.7
Net Earnings per Share of Common Stock:
         Basic                                 $       .42  $     .45
         Diluted                               $       .41  $     .44
Weighted Average Number of Shares of
Common Stock Outstanding:
         Basic                                        22.5       16.9
         Diluted                                      23.0       17.6

                                                     Six Months Ended
                                                       September 30,
                                                     -----------------
                                                    2003(1)  2002(2,3)
                                                    -------  ---------
Revenues                                       $     373.4  $   292.4
Operating Income                               $      37.6  $    29.4
Interest and Related Expenses                  $       7.2  $     4.8
Earnings before Income Taxes                   $      29.9  $    24.3
Income Tax Expense                             $      13.2  $    11.2
Net Earnings                                   $      16.7  $    13.1
Net Earnings per Share of Common Stock:
         Basic                                 $       .75  $     .78
         Diluted                               $       .73  $     .74
Weighted Average Number of Shares of
Common Stock Outstanding:
         Basic                                        22.5       16.9
         Diluted                                      23.0       17.6

   (1) Fiscal 2004 second quarter and six-month results include the operations of DRS Nytech Imaging Systems, Inc., as a result of the acquisition of Nytech Integrated Infrared Systems on October 15, 2002, DRS Tactical Systems, Inc., DRS Tactical Systems (West), Inc., DRS Engineering Development Labs, Inc., DRS Signal Technologies, Inc. and DRS Signal Recording Technologies, Inc., as a result of the acquisition of Paravant Inc. on November 27, 2002, DRS Electric Power Technologies, Inc., as a result of the acquisition of Kaman Corporation's Electromagnetics Development Center on January 15, 2003, and DRS Power Technology, Inc., as a result of the acquisition of Power Technology Incorporated on February 14, 2003.
   (2) Fiscal 2003 second quarter and six-month results reflect the operations of the Company's DRS Advanced Programs unit, which was sold on November 22, 2002.
   (3) Fiscal 2003 six-month results reflect the operations of the Company's DRS Ahead Technology unit through the date of sale on May 27, 2002.

                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                  NON-GAAP FINANCIAL DATA (UNAUDITED)
                             ($ Millions)

                                                   Three Months Ended
                                                      September 30,
                                                   -------------------
                                                     2003(1)   2002(2)
Reconciliation of Non-GAAP                           -------   -------
Financial Data:
     Net Earnings                                    $  9.4  $    7.7
     Income Taxes                                       7.4       6.5
     Interest Income                                   (0.2)     (0.2)
     Interest and Related Expenses                      4.1       2.5
     Amortization and Depreciation                      5.7       4.4
                                                       -----     -----
     EBITDA(4)                                       $ 26.4  $   20.9
     Income Taxes                                      (7.4)     (6.5)
     Interest Income                                    0.2       0.2
     Interest and Related Expenses                     (4.1)     (2.5)
     Deferred Income Taxes                             (0.1)      0.2
     Changes in Assets and Liabilities,
      Net of Effects from Business
      Combinations and Divestitures                     7.8      11.2
     Other, Net                                         1.3       0.1
                                                       -----     -----
     Net Cash Provided by
     Operating Activities                            $ 24.1  $   23.6
     Capital Expenditures                              (4.9)     (5.2)
                                                       -----     -----
     Free Cash Flow(5)                               $ 19.2  $   18.4


                                                     Six Months Ended
                                                       September 30,
                                                     -----------------
                                                     2003(1) 2002(2,3)
Reconciliation of Non-GAAP                           ------  ---------
Financial Data:
     Net Earnings                                    $ 16.7  $   13.1
     Income Taxes                                      13.2      11.2
     Interest Income                                   (0.5)     (0.7)
     Interest and Related Expenses                      7.2       4.8
     Amortization and Depreciation                     11.0       7.5
                                                       -----     -----
     EBITDA(4)                                       $ 47.6  $   35.9
     Income Taxes                                     (13.2)    (11.2)
     Interest Income                                    0.5       0.7
     Interest and Related Expenses                     (7.2)     (4.8)
     Deferred Income Taxes                              0.1         -
     Changes in Assets and Liabilities,
      Net of Effects from Business
      Combinations and Divestitures                    (6.2)      2.9
     Other, Net                                         2.7       1.1
                                                       -----     -----
     Net Cash Provided by
     Operating Activities                            $ 24.3  $   24.6
     Capital Expenditures                              (9.1)     (9.3)
                                                       -----     -----
     Free Cash Flow(5)                               $ 15.2  $   15.3

   (1) Fiscal 2004 second quarter and six-month results include the operations of DRS Nytech Imaging Systems, Inc., as a result of the acquisition of Nytech Integrated Infrared Systems on October 15, 2002, DRS Tactical Systems, Inc., DRS Tactical Systems (West), Inc., DRS Engineering Development Labs, Inc., DRS Signal Technologies, Inc. and DRS Signal Recording Technologies, Inc., as a result of the acquisition of Paravant Inc. on November 27, 2002, DRS Electric Power Technologies, Inc., as a result of the acquisition of Kaman Corporation's Electromagnetics Development Center on January 15, 2003, and DRS Power Technology, Inc., as a result of the acquisition of Power Technology Incorporated on February 14, 2003.
   (2) Fiscal 2003 second quarter and six-month results reflect the operations of the Company's DRS Advanced Programs unit, which was sold on November 22, 2002.
   (3) Fiscal 2003 six-month results reflect the operations of the Company's DRS Ahead Technology unit through the date of sale on May 27, 2002.
   (4) The Company defines EBITDA as net earnings before net interest and related expenses (primarily amortization of debt issuance costs), income taxes, depreciation and amortization. The Company believes that the most directly comparable GAAP financial measure to EBITDA is net cash from operating activities. The table above presents the components of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities. EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, net earnings or net cash flows provided by operating activities, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital and capital expenditures and pay its income taxes. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, and income taxes. EBITDA, as we defined it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.
   (5) The Company discloses free cash flow because the Company believes that it is a measurement of cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses and make other strategic investments. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt, and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital.

                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
              SECOND QUARTER SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)
                                                    Three Months Ended
                                                       September 30,
                                                   -------------------
                                                       2003     2002
                                                      ------   ------
Revenues
Electronic Systems Group(1,3)                         $108.5  $ 69.0
Electro-Optical Systems Group(2)                        74.6    68.0
Flight Safety and Communications Group                  23.1    24.2
                                                      ------- -------
Consolidated                                          $206.2  $161.2
                                                      ------- -------
Operating Income
Electronic Systems Group(1,3)                         $ 10.8  $  4.3
Electro-Optical Systems Group(2)                         8.2     9.9
Flight Safety and Communications Group                   2.2     2.7
                                                      ------- -------
Consolidated                                          $ 21.2  $ 16.7
                                                      ------- -------
Operating Margin
Electronic Systems Group(1,3)                           10.0%    6.2%
Electro-Optical Systems Group(2)                        11.0%   14.6%
Flight Safety and Communications Group                   9.4%   11.3%
Consolidated                                            10.3%   10.4%
                                                      ------- -------
Bookings
Electronic Systems Group(1,3)                         $122.8  $ 69.2
Electro-Optical Systems Group(2)                        73.7    35.4
Flight Safety and Communications Group                  24.0    26.0
                                                      ------- -------
Consolidated                                          $220.5  $130.6
                                                      ------- -------
Backlog
Electronic Systems Group(1,3)                         $461.3  $232.4
Electro-Optical Systems Group(2)                       308.5   288.1
Flight Safety and Communications Group                 130.0   131.0
Other                                                      -       -
                                                      ------- -------
Consolidated                                          $899.8  $651.5
                                                      ------- -------

   (1) Fiscal 2004 second quarter results include the operations of DRS Tactical Systems, Inc., DRS Tactical Systems (West), Inc., DRS Engineering Development Labs, Inc., DRS Signal Technologies, Inc. and DRS Signal Recording Technologies, Inc., as a result of the acquisition of Paravant Inc. on November 27, 2002, DRS Electric Power Technologies, Inc., as a result of the acquisition of Kaman Corporation's Electromagnetics Development Center on January 15, 2003, and DRS Power Technology, Inc., as a result of the acquisition of Power Technology Incorporated on February 14, 2003.
   (2) Fiscal 2004 second quarter results include the operations of DRS Nytech Imaging Systems, Inc., as a result of the acquisition of Nytech Integrated Infrared Systems on October 15, 2002.
   (3) Fiscal 2003 second quarter results reflect the operations of the Company's DRS Advanced Programs unit, which was sold on November 22, 2002.

                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                 SIX-MONTH SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)

                                                     Six Months Ended
                                                       September 30,
                                                     -----------------
                                                        2003    2002
                                                       ------  ------
Revenues
Electronic Systems Group(1,3)                          $190.5  $103.9
Electro-Optical Systems Group(2)                        140.2   137.6
Flight Safety and Communications Group                   42.7    49.7
Other(4)                                                    -     1.3
                                                       ------- -------
Consolidated                                           $373.4  $292.4
                                                       ------- -------
Operating Income
Electronic Systems Group(1,3)                          $ 19.3    $5.6
Electro-Optical Systems Group(2)                         14.4    19.7
Flight Safety and Communications Group                    3.9     5.0
Other(4)                                                    -    (0.9)
                                                       ------- -------
Consolidated                                           $ 37.6  $ 29.4
                                                       ------- -------
Operating Margin
Electronic Systems Group(1,3)                            10.1%    5.4%
Electro-Optical Systems Group(2)                         10.3%   14.3%
Flight Safety and Communications Group                    9.2%   10.1%
Other(4)                                                    -      NM
Consolidated                                             10.1%   10.1%
                                                       ------- -------
Bookings
Electronic Systems Group(1,3)                          $223.3  $103.3
Electro-Optical Systems Group(2)                        148.6   107.1
Flight Safety and Communications Group                   42.0    58.3
Other(4)                                                    -     1.1
                                                       ------- -------
Consolidated                                           $413.9  $269.8
                                                       ------- -------
Backlog
Electronic Systems Group(1,3)                          $461.3  $232.4
Electro-Optical Systems Group(2)                        308.5   288.1
Flight Safety and Communications Group                  130.0   131.0
                                                       ------- -------
Consolidated                                           $899.8  $651.5
                                                       ------- -------

   (1) Fiscal 2004 six-month results include the operations of DRS Tactical Systems, Inc., DRS Tactical Systems (West), Inc., DRS Engineering Development Labs, Inc., DRS Signal Technologies, Inc. and DRS Signal Recording Technologies, Inc., as a result of the acquisition of Paravant Inc. on November 27, 2002, DRS Electric Power Technologies, Inc., as a result of the acquisition of Kaman Corporation's Electromagnetics Development Center on January 15, 2003, and DRS Power Technology, Inc., as a result of the acquisition of Power Technology Incorporated on February 14, 2003.
   (2) Fiscal 2004 six-month results include the operations of DRS Nytech Imaging Systems, Inc., as a result of the acquisition of Nytech Integrated Infrared Systems on October 15, 2002.
   (3) Fiscal 2003 six-month results reflect the operations of the Company's DRS Advanced Programs unit, which was sold on November 22, 2002.
   (4) Fiscal 2003 six-month results reflect the operations of the Company's DRS Ahead Technology unit through the date of sale on May 27, 2002.

   NM = Not meaningful

                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
         CONDENSED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
                             ($ Thousands)

                                              September 30,  March 31,
                                              -------------  ---------
                                                  2003          2003
                                                ---------    ---------
Assets
Cash and Cash Equivalents                      $ 102,651    $  95,938
Other Current Assets                             294,201      293,361
                                                ---------    ---------
Total Current Assets                             396,852      389,299
                                                ---------    ---------
Property, Plant and Equipment, Net                87,585       87,610
Intangibles and Other Assets                     496,645      495,212
                                                ---------    ---------
Total Assets                                   $ 981,082    $ 972,121
                                                ---------    ---------
Liabilities and Stockholders' Equity
Short-Term Debt                                $     195    $     521
Current Installments of Long-Term Debt             7,615        7,717
Accounts Payable and Other Current Liabilities   269,540      281,037
                                                ---------    ---------
Total Current Liabilities                        277,350      289,275
                                                ---------    ---------
Long-Term Debt, Excluding Current Installments   215,529      216,837
Other Liabilities                                 28,237       27,829
Net Stockholders' Equity                         459,966      438,180
                                                ---------    ---------
Total Liabilities and Stockholders' Equity     $ 981,082    $ 972,121
                                                ---------    ---------

    CONTACT: DRS Technologies, Inc.
             Patricia M. Williamson, 973-898-1500